Exhibit 3.1

CERTIFICATE OF AMENDMENT OF
THE SECOND RESTATED CERTIFICATE OF INCORPORATION
OF

DSP GROUP, INC.

DSP Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is DSP Group, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on September 23, 1993 under the name DSP Group, Inc. This corporation filed the Restated Certificate of Incorporation on February 1, 1994. This corporation further filed amendments to the Restated Certificate of Incorporation on May 24, 1995, July 19, 1999 and June 11, 2014. This corporation filed the Second Restated Certificate of Incorporation on June 11, 2015.

SECOND: That at a meeting of the Board of Directors of DSP Group, Inc. duly held on March 14, 2016, and pursuant to an unanimous written consent of the Board of Directors, effective March 31, 2016, resolutions were duly adopted setting forth proposed amendments of the Second Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that, subject to the approval of the stockholders of this corporation, Section G of Article VI of this corporation’s Second Restated Certificate of Incorporation be amended to read in full as follows:

“Subject to any limitations imposed by law, the Board of Directors, or any individual director, may be removed from office, with or without cause, at any time by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the Voting Stock entitled to vote generally in the election of directors, voting together as a single class. If the Board of Directors is classified, stockholders may effect removal only for cause. If the corporation has cumulative voting for directors, if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if voted cumulatively at an election of the entire Board of Directors.”

RESOLVED, that, subject to the approval of the stockholders of this corporation, this corporation’s Restated Certificate of Incorporation shall be amended to include a new Article XI to read as follows:

“Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, a federal or state court located in Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to the Court of Chancery (or federal or state court in Delaware) having personal jurisdiction over the indispensable parties named as defendants in the action or proceeding.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of said corporation was duly called and held on June 6, 2016, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Second Restated Certificate of Incorporation was voted in favor of the amendments.

FOURTH: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, DSP Group, Inc. has caused this certificate to be signed by Dror Levy, Chief Financial Officer and Secretary on this 7th day of June, 2016.

By:	/s/ Dror Levy Dror Levy Chief Financial Officer and Secretary